Exhibit 10.24

SUMMARY OF THE REGISTRANT’S NON-EMPLOYEE DIRECTOR COMPENSATION

     Except as set forth below with regard to the fiscal year 2011 amendment to director compensation, the Company pays each of its non-employee directors $30,000 annually or $60,000 annually to its lead director and/or Chairman. In addition, non-employee directors receive the following committee-related fees annually: (1) $7,500 for participating on the Audit Committee or $15,000 for chairing the committee; (2) $5,000 for participating on the Compensation Committee or $15,000 for chairing the committee; and (3) $2,500 for participating on the Nominating and Governance Committee or $5,000 for chairing the committee.

     For the fiscal year ended September 30, 2011, the Company’s Chairman and/or lead director received, in lieu of the standard director compensation, $40,000 in cash as compensation for serving as a director for the fiscal year ended September 30, 2011 and the remaining $20,000 in the form of restricted stock units. Additionally, each other non-employee director received $20,000 in cash as compensation for serving as a director for the fiscal year ended September 30, 2011 and the remaining $10,000 in the form of restricted stock units. The Company granted the restricted stock units to its directors on October 1, 2010 (the “Director RSUs”) under the Company’s 2010 Stock Incentive Plan and the Director RSUs vested in equal installments on each of December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011. The number of RSUs was determined by dividing the amount the director’s cash compensation was reduced ($20,000 or $10,000, as the case may be) by the fair value of the Company’s closing stock price on October 2, 2010. The shares of common stock represented by the Director RSUs were distributed on September 30, 2011.

     Upon appointment, non-employee directors receive a one-time grant of an option to purchase 25,000 shares of common stock. These options vest pro rata over one year. Annually, non-employee directors receive an option to purchase 20,000 shares of common stock, which also vest pro rata over one year. The exercise price of these options is the fair market value on the date of grant. Each such option expires seven years after the date of grant under the Company’s 2010 Stock Incentive Plan.

     The Company reimburses its non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.